                            STOCK PURCHASE AGREEMENT
                            ------------------------

         This Stock Purchase Agreement (this "Agreement") dated this ____ day of October, 1999 is made and entered into by and between Finantra Capital, Inc., a Delaware corporation ("Finantra"), Travelers Acquisition Corporation, a Florida corporation (the "Buyer"), the Shareholders whose names appear on the signature pages attached hereto (the "Sellers") and Travelers Investment Corporation, a California corporation (the "Corporation"). Throughout this agreement the Buyer and Sellers may be referred to collectively as "Parties" or individually as a "Party."

                              W I T N E S S E T H:
                              --------------------

         WHEREAS, the Sellers collectively own 100% of the authorized, issued and outstanding common shares of the Corporation consisting of 442,312 Shares (the "Shares"), and

         WHEREAS, the Corporation is the sole owner of all of the common stock of the Corporation's Subsidiaries consisting of the following:

         Allar-TIC Financial Services, Inc.,
         Travelers Acceptance Corporation,
         Travelers Leasing Corporation,
         Trace Credit Services, Inc., (the "Subsidiaries"), and

          WHEREAS, the Corporation and its Subsidiaries are engaged in the business of purchasing consumer receivables, leasing and other forms of financing consumer debt and obligations and

          WHEREAS, Buyer wishes to purchase from the Sellers and the Sellers desire to sell to the Buyer all of the authorized, issued and outstanding common stock of the Corporation, and

          WHEREAS, the Parties are desirous of documenting their representations, warranties, covenants, agreements and conditions relating to the purchase and sale into a written agreement.

          NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants, agreements and warranties herein contained, the Parties agree as follows:

          1. RECITALS: The above and foregoing recitals are true and correct and are incorporated herein.

          2. DEFINITIONS: The following terms shall have the following meanings for the purposes of this agreement:

                  2.1 "Agreement" shall mean this Stock Purchase Agreement, including all exhibits and schedules attached hereto, as it may be amended from time to time.

                  2.2 "Applicable Rate" shall mean the "lowest 3-month rate" as set forth in Section 1274(d) ofthe Code.

                  2.3 "Business" shall mean the business of providing to companies which offer primarily services to the public (but without targeting a specific type of service provider as a client) the following financial services on a consolidated basis: (i) acquiring marginal consumer installment contract receivables at a discount; (ii) leasing equipment; (iii) servicing consumer installment contracts and billing third party debtors for amounts due thereon; and (iv) collecting on defaulted consumer installment contracts.

                  2.4 "Business Day" shall mean any day of the year other than a Saturday or Sunday or any other day on which banks located in the State of California or Florida generally are closed for business.

                  2.5 "Closing" shall mean the consummation of the transactions contemplated in this Agreement.

                  2.6 "Closing Date" shall mean the date on which the Closing occurs.

                  2.7 "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

                  2.8 "Common Shares" shall mean shares of common stock, $.00 par value per share. of the Cornoration.

                  2.9 "Contract" shall mean any contract, lease, commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, instrument, plan, permit or license, whether written or verbal, which intended or purports to be binding and enforceable and in the case of a Person which is a corporation, general partnership or limited partnership, such Person's certificate or articles of incorporation and by-laws or partnership agreement, as the case may be.

                  2.10 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  2.11 "Financial Statement" shall mean all of the following:

                        2.11.1 The audited consolidated financial statements of the Corporation as of December 31, 1998 (including all notes thereto), consisting of the consolidated balance sheet at such date and related consolidated statements of earnings and retained earnings and cash flows for the twelve month period ended December 31, 1998; and

                        2.11.2 The unaudited consolidated financial statements of the Corporation as of July 31, l999 consisting of the Balance Sheet at such date and the related statements of income and cash flows for the seven month period then ended.

                  2.12 "GAAP" shall mean U.S. generally accepted accounting principles, consistently applied, in effect at the time of this Agreement.

                  2.13 "Governmental Authority" shall mean the government of the United States or any foreign country or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  2.14 "Indemnified Person" shall mean the person or persons entitled to indemnification pursuant to the terms of this Agreement.

                  2.15 "Indemnifying Person" shall mean the person orpersons obligated to provide indemnification under the terms of this Agreement.

                  2.16 "Knowledge" shall mean actual knowledge.

                  2.17 "Law" shall mean any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated or imposed by any Governmental Authority; provided, however, for purposes of this Agreement, "Law" shall not be deemed to include any changes, amendments or modifications to any Law promulgated, enacted or effected or arising after the Closing Date or any Law which did not exist prior to the Closing Date.

                   2.18 "Lien" shall mean any mortgage, lien (except for any lien for taxes not yet due and payable), charge, pledge, security interest, option, lease or sublease, claim, right of any third party or encumbrance.

                   2.19 "Losses" shall mean any and all liabilities, losses, costs, claims, damages (including consequential damages), penalties and expenses (including attorney's fees and expenses and costs of investigation and litigation).

                   2.20 "Material Adverse Change" shall mean a change (or circumstances involving a prospective change) in the business, operations, assets, liabilities, results of operations, cash flows or condition (financial or otherwise) of the Corporation or any Subsidiary which, taken as a whole, is materially adverse.

                  2.21 "Material Adverse Effect" shall mean an effect (or circumstances involving a prospective effect) on the business, operations, assets, liabilities, results of operations, cash flows or condition (financial or otherwise) of the Corporation or a Subsidiary which, taken as a whole, is materially adverse.

                  2.22 "Person" shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, trust, association or other entity.

                  2.23 "Purchase Price" shall mean the aggregate amount set forth in Section 4 of this Agreement.

                  2.24 "Principal Sellers" shall mean those Sellers listed on
Schedule 2.24.

                  2.25 "Shares" shall mean the Common Shares being sold by the Sellers to the Buyer.

                  2.26 "Subsidiary" shall mean, collectively, Allar-TIC Financial Services, Inc., Travelers Acceptance Corporation, Travelers Leasing Corporation, and Trace Credit Services, Inc.

                  2.27 "Taxes" shall mean all taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property taxes (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, windfall profits, interest equalization, severance, employees' income withholding, unemployment and social security taxes and other withholding taxes, which are imposed by any governmental authority, and such terms shall include any interest, penalties or additions to tax attributable thereto.

                  2.28 "Territory" shall mean anyplace within the United States where the Corporation and its Subsidiaries conducts the Business prior to the Closing Date.

                  2.29 "Tax Return" shall mean any report, return or other information required to be supplied to a Governmental Authority in connection with Taxes.

                  2.30 "Year 2000 Compliant" shall refer to computer systems designed to be used prior to, during and after the Gregorian calendar year 2000 A.D. and that will operate during each such time period without material error relating to date data, specifically including any material error relating to, or the product of, date data which represents or references different centuries or more than one century.

         3. SALE AND PURCHASE OF SHARES: The Sellers hereby agree to sell to the Buyer and the Buyer shall purchase and acquire from the Sellers all of the authorized, issued and outstanding Shares of the Corporation owned by the Sellers as set forth on Schedule 3 and consisting in the aggregate of 442,312 Common Shares.

         4. PURCHASE PRICE AND METHOD OF PAYMENT: The Purchase Price for the Shares is the sum of Twenty Million Dollars ($20,000,000.00), which shall be paid as follows:

                  4.1 Seller Carry Back Financing: The Buyer shall execute in favor of each Seller a purchase money promissory note (collectively, the "Notes") in the form attached hereto as Exhibit A. The aggregate amount of the Notes shall be Five Million Dollars ($5,000,000.00), which shall be apportioned among the Sellers in accordance with their pro rata ownership of the Shares set forth on Schedule 3. The Notes shall bear interest at the rate of ten percent (10%) per annum and shall be payable beginning thirty(30) days following the Closing Date as follows: (i) during the first 12 months following the Closing Date, the Buyer will pay interest and $500,000 of the principal on the Seller Notes in equal monthly installments; (ii) at the beginning of the 13th month, the Buyer will make a lump sum payment of an additional $500,000 of the principal then owed on the Seller Notes; and (iii) thereafter and until the end of the 36th month, the Notes shall be payable in equal monthly installments of principal and interest. The Notes shall provide for a 15-day grace period relative to all payments due thereunder (provided, however, that a late charge shall be imposed for payments not made within 15 days of when due) and shall be pre-payable in whole or in part at any time without penalty. Any such prepayment shall be applied pro rata to all of the Notes.

                              4.1.1 Securitv for Sellers' Purchase Money Note:
As security for the Notes, the Sellers shall have a lien inferior only to the Senior Lender (as defined below) on the assets of the Corporation and a pledge of the Buyer's stock in the Corporation subordinated only to the pledge in favor of the Senior Lender. In addition to the foregoing, Finantra shall execute a guaranty of all amounts due the Sellers under the Notes substantially in the form of Exhibit B (the "Guaranty").

                  4.2 Cash Due at Closing: On the Closing Date, the Buyer shall pay to the Sellers the sum of Fifteen Million Dollars ($ 15,000,000.00), less the good faith deposit of Two Hundred and Fifty Thousand Dollars ($250,000.00) previously paid by Buyer to the Sellers, by means of a cashiers check or wire transfer to the trust account of the Sellers' attorney in this transaction who shall distribute the remaining cash amount to the Sellers in accordance with their pro rata ownership of the Shares set forth on Schedule 3; provided, however, that the amount payable to the Sellers pursuant to this Section 4.2 shall be net of commissions payable upon Closing to GVC Financial Services, LLC ("GVC").

                   4.2.1 Sources of Cash Due at Closing: The cash due at Closing shall be derived by the Buyer utilizing Debt obtained from Finova Capital Corporation and its affiliates (collectively, the "Senior Lender") who will secure the Debt at their option with joint or separate superior liens on the tangible and intangible assets of the Corporation and Subsidiaries and such other forms of collateral which the Senior Lender deems appropriate and necessary including but not limited to a pledge of the Shares of the common stock in the Corporation and/or Subsidiaries. The Sellers agree that the Debt of the Senior Lender shall be superior to the Notes and their security and the Sellers agree to execute all documentation reasonably required by Senior Lender confirming the subordinate nature of the Notes, including a Subordination Agreement in a form acceptable to the Sellers and which is attached hereto as Exhibit C. The balance of the cash due at Closing shall be cash from the Buyer. "Debt" shall mean up to Ten Million Dollars ($10,000,000.00) provided by the Senior Lender to fund the purchase of the Corporation's stock or its ongoing operations. Prior to the Closing Date, the Buyer shall provide the Sellers with operating projections that demonstrate the Buyer's ability to repay the Debt and the Notes.

                  4.3 Purchase Price Adjustment. The Purchase Price for the Shares shall be adjusted upward on a dollar-for-dollar basis to the extent the stockholders' equity of the Corporation as of September 30, 1999 (the "Closing Date Stockholders' Equity") exceeds Twelve Million One Hundred Twenty-Eight Thousand Two Hundred Eighty-One Dollars ($12,128,281) and downward on a dollar-for-dollar basis to the extent the Closing Date Stockholders' Equity is below Twelve Million One Hundred Twenty-Eight Thousand Two Hundred Eighty-One Dollars ($12,128,281). The determination of Closing Date Stockholders' Equity shall be made by the Corporation. The determination shall be made within sixty
(60) days of the Closing. In arriving at such determination no adjustment to reserves for the items mentioned in Section 18.1.3 shall be made as the parties intend to separately deal with those matters as indicated in that section. Any dispute regarding such determination shall be resolved by Deloitte & Touche LLP, the outside independent accountants of the Corporation ("Deloitte"), which shall recalculate the Closing Date Stockholders' Equity in accordance with the foregoing condition and with GAAP consistently applied with the 1998 year end audit of the Corporation's financial statements. Deloitte's determination shall be deemed final and binding upon each of the parties hereto. Any upward adjustment to the Purchase Price made pursuant to this Section 4.3 shall first be offset against any indemnification claim made by the Buyer or Finantra pursuant to Section 18.1. Any downward adjustment to the Purchase Price shall be offset against the next ensuing principal payments on the Notes and shall be subject to the limitations set forth in Section 18.7.

                  5. REPRESENTATIONS AND WARRANTIES OF SELLERS: Each
Seller represents and warrants to the Buyer, severally and not jointly, as of the date of this Agreement and as of the Closing Date (as if such representations and warranties were remade on the Closing Date), as follows:

                         5.1 Authorizations: Each such Seller has full power and
authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by each such Seller of this Agreement have been duly and validly approved by all Persons necessary and no other actions or proceedings on the part of any such Seller are necessary to authorize the execution of this Agreement and the transactions contemplated hereby. Each such Seller has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered any related agreements required hereby. This Agreement constitutes the legal, valid and binding obligations of each such Seller and is enforceable against each such Seller in accordance with the terms contained herein, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, or by equitable principles, relating to or limiting the rights of creditors generally and (b) limitations imposed by law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies.

                  5.2 Consents and Approvals: No consent, authorization or approval of, filing or registration with, or cooperation from, any governmental authority or any other person not a party to this Agreement is necessary in connection with the execution, delivery and performance by each such Seller of this Agreement.

                  5.3 Title to Shares: The assignments, endorsements, stock powers or other instruments of transfer delivered by each such Seller to the Buyer at the Closing will be sufficient to transfer such Seller's entire interest, legal and beneficial, in the Shares set forth opposite such Seller's name on Schedule 3. Each such Seller is and on the Closing Date will be the legal and beneficial owner of record of the Shares set forth opposite each such Seller's name on Schedule 3. Each such Seller has and on the Closing Date will have, full power and authority to convey good and marketable title to his or her shares and upon transfer to the Buyer of the certificates representing such shares, the Buyer will receive good and marketable title to such shares free and clear of all liens.

                  5.4 Brokers and Finders: The Sellers and the Corporation have utilized the services of GVC as a broker in this transaction and Sellers have the responsibility for any brokerage or finder's fee or other commission payable to GVC in connection with any of the transactions contemplated by this Agreement.

         6. REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SELLERS: The Principal Sellers represent and warrant to the Buyer, severally and not jointly, as of the date of this Agreement and as of the Closing Date (as if such representations and warranties were remade on the Closing Date), as follows:

                        6.1 Authority: The Corporation and the Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of their jurisdiction of organization, with all corporate power and corporate authority to own, lease and operate their businesses as they are now being owned, operated and conducted. The Corporation and the Subsidiaries are licensed or qualified to do business and are in good standing as foreign corporations authorized to do business in each jurisdiction where the nature of the properties owned, leased or operated by them and the businesses transacted by them require such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. The jurisdictions in which the Corporation or the Subsidiaries are qualified to do business as foreign corporations are set forth on Schedule 6.1. Except for the Subsidiaries named herein, the Corporation has no direct or indirect Subsidiaries, either wholly or partially owned, and the Corporation and the Subsidiaries do not hold any economic, voting or management interest in any Person or own any security issued by any Person. True, correct and complete copies of the Certificates of Incorporation, By-laws, as amended, and minutes(or written consents in lieu of meetings) of the Boards of Directors (and all committees thereof) and shareholders of the Corporation and the Subsidiaries have been made available to the Buyer.

              6.2 Consents and Approvals:

                        6.2.1 Except as set forth on Schedule 6.2, except for state securities filings, no consent, authorization or approval of, filing or registration with, or cooperation from, any governmental authority or any other person not a party to this Agreement is necessary in connection with the execution, delivery and performance by the Corporation of this Agreement.

                        6.2.2 Except as set forth on Schedule 6.2, the execution, delivery and performance by the Corporation of this Agreement does not and will not (i) violate any Law; (ii) violate or conflict with, result in a breach or termination of, constitute a default (or a circumstance which, with or without notice or lapse of time or both, would constitute a default) or give any third party any additional right (including a termination right) under, permit cancellation of, or result in the creation of any lien upon any of the assets or properties of the Corporation or the Subsidiaries under, any contract to which the Corporation or a Subsidiary is a party or by which the Corporation or a Subsidiary or any of their respective assets or properties are bound; (iii) permit the acceleration of the maturity of any indebtedness of the Corporation or its Subsidiaries or indebtedness secured by their respective assets or properties; or (iv) violate or conflict with any provision of any of the Certificates of Incorporation, By-laws, partnership agreements, trust agreements or similar organizational instruments of the Cornoration or the Subsidiaries.

              6.3 Capitalization:

                        6.3.1 The authorized capital stock of the Corporation consists of five million Common Shares having no par value. There are currently issued and outstanding 442,312 Common Shares owned by the Sellers. All of the issued and outstanding Shares are validly issued, fully paid and non-assessable and free of preemptive rights. All certificates and instruments representing the Shares which are surrendered, transferred and assigned to the Buyer at Closing validly represent the number of Shares respectively purported to be represented thereby.

                        6.3.2 The authorized capital stock of each Subsidiary is as set forth on Schedule 6.3, of which the only shares currently issued and outstanding by a Subsidiary are owned 100% by the Corporation. All outstanding shares of common stock of the Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Corporation, free and clear of any and all liens.

                        6.3.3 There are no shares of capital stock or other equity securities of the Corporation or any Subsidiary issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating the Corporation or any Subsidiary, obligating any Seller to cause the Corporation or a Subsidiary or obligating the Corporation to cause the Subsidiary to issue, transfer or sell any shares of capital stock or other securities of the Corporation or a Subsidiary. There are no outstanding contractual obligations of the Corporation, the Sellers or a Subsidiary which relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting of any shares of capital stock or other securities of the Corporation or a Subsidiary.

                  6.4 Financial Statements; Undisclosed Liabilities; Other
                      Documents:

                        6.4.1 Except as set forth on Schedule 6.4 and except in connection with the matters addressed in Sections 4.3, 18.1.3 and 22.1, the Financial Statements of the Corporation and its Subsidiaries have been prepared in accordance with GAAP consistently applied (subject, in the case of interim unaudited financial statements, to normal recurring year-end adjustments, the effect of which will not, individually or in the aggregate, result in a Material Adverse Effect, and the absence of notes that, if presented, would not differ materially from those included in the audited Financial Statements) and present fairly the consolidated financial position, assets and liabilities of the Corporation and the Subsidiaries as of the date thereof and the revenues, expenses, results of operations and cash flows of the Corporation and the Subsidiaries for the periods covered thereby. The Financial Statements are in accordance with the books and records of the Corporation and the Subsidiaries, do not reflect any transactions which are not bona fide transactions and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. The Financial Statements make full and adequate disclosure of, and provisions for, all obligations and liabilities of the Corporation and its Subsidiaries as of the date thereof. Except as set forth in Schedule 6.4 or in the Balance Sheet dated July 31, 1999, the Corporation and the Subsidiaries have no liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, other than trade payables and accrued expenses incurred in the normal course of business since the date of the July 31, 1999 Balance Sheet.

                        6.4.2 Except as set forth on Schedule 6.4 and except in connection with the matters addressed in Sections 4.3, 18.1.3 and 22.1, the Balance Sheet dated July 31, 1999 fairly presents in all material respects, the information shown therein.

                  6.5 Title to Assets and Properties: Except as set forth in
Schedule 6.5, the Corporation and the Subsidiaries have good and marketable title to and are the lawful owners of all of the tangible and intangible assets, properties and rights used in connection with their respective businesses and all of the tangible and intangible assets, properties and rights reflected in the Financial Statements (other than assets leased under the leases set forth in the documents delivered to the Buyer by the Sellers and assets disposed of in the ordinary course of business since the July 31, 1999 Balance Sheet), and except as set forth in Schedule 6.5, on the Closing Date will have good and marketable title to and will be the lawful owners of all of the tangible and intangible assets, properties and rights reflected on the July 31, 1999 Balance Sheet, free and clear of any and all Liens unless otherwise set forth in this Agreement (other than assets, properties or rights which are disposed of or encumbered in transactions which do not, in the aggregate, result in a Material Adverse Effect.)

                  6.6 Condition and Sufficiency of Assets:

                        6.6.1 Except as set forth on Schedule 6.6, all of the tangible assets and properties of the Corporation and Subsidiaries, whether real or personal, owned or leased, have been well maintained are in good operating condition and repair and are free from defects other than such minor defects as do not interfere with the intended use thereof in the conduct of normal operations or adversely effect the resale value thereof. Immediately after the Closing, the Corporation and its Subsidiaries shall possess the assets, properties, processes and abilities which are required for the continued operation of their respective businesses as presently conducted.

                        6.6.2 Except as set forth on Schedule 6.6, all computer hardware and software and related materials used by the Corporation and its Subsidiaries in their businesses are in good working order and condition and neither the Corporation nor the Subsidiaries have experienced any significant defects in design, workmanship or material and the computer system has the performance capabilities, characteristics and functions necessary to conduct the business of the Corporation and Subsidiaries. The use of the computer system by the Corporation and the Subsidiaries (including any software modifications) have not violated and will not violate or in any way infringe upon the rights of third parties and has not resulted and will not result in the termination of any maintenance, service or support agreement relating to any part of the computer system or any reduction in the services provided to the Corporation or the Subsidiaries, warranties available to the Corporation or the Subsidiaries or rights of the Corporation or Subsidiaries thereunder. The Corporation and the Subsidiaries have full service documentation for the computer system. To the Knowledge of the Principal Sellers and except as set forth on Schedule 6.6, the computer system and all of the software utilized by the Corporation and the Subsidiaries is Year 2000 Compliant.

                  6.7 Real Property:

                        6.7.1 Neither the Corporation nor any Subsidiary owns any real property. Schedule 6.7 includes a complete and accurate list of all real estate utilized by the Corporation and the Subsidiaries in connection with their respective businesses together with the terms of all leases authorizing the utilization of said real property ("Leases"). Schedule 6.7 lists all Leases, of which true and correct copies have been made available to the Buyer. The Leases are in full force and effect, valid and enforceable in accordance with their respective terms, except as to enforcement as may be limited by bankruptcy, insolvency and other laws effecting the enforcement of creditor's rights generally and applicable limitations on equitable remedies. The Leases as of the date hereof are not in default. Neither the Corporation or any of its Subsidiaries has received any notice of any claim, dispute, event of default or event which constitutes or would constitute upon the passage of time a default.

                  6.8 Accounts Receivable: Schedule 6.8 contains a true and accurate aging schedule of all accounts receivable of the Corporation and its Subsidiaries. Except as set forth on Schedule 6.8, to the Knowledge of the Principal Sellers, each account receivable of the Corporation and its Subsidiaries represents a receivable which arose pursuant to an enforceable written contract
                                       10
for a bona fide sale of goods or for services performed and is not subject to any claim for reduction, counterclaim, setoff, recoupment or other claim or credit, allowances or adjustments by the obligor thereof. The allowance for uncollectible receivables set forth on the Balance Sheet dated July 31, 1999 is adequate and reasonable, as qualified by the matters addressed in Sections 4.3,
18.1.3 and 22.1

                  6.9 Leases: Schedule 6.9 contains a true and accurate aging schedule of all leases in the inventory of the Corporation and its Subsidiaries. Except as set forth in Schedule 6.9, each such lease constitutes a legal, valid and binding agreement between the lessor and the lessee and the Principal Sellers have no Knowledge of any facts which would materially adversely affect the lessee's ability to satisfy the obligations of the lease as they fall due pursuant to the terms of the lease. To the Knowledge of the Principal Sellers, the Corporation and its Subsidiaries have verified the credit of all lessees to industry standards and verified that all personal property leased pursuant to the leases were delivered and accepted by the lessee and the Principal Sellers have no Knowledge of any claims for set offs, recoupment or abatement of any amounts due under the lease and that the leases do not violate or contravene any law, ordinance or regulation of any federal, state or municipal government.

                  6.10 Intellectual Property: Schedule 6.10 is a true and complete list of all of the trademarks, tradenames, service marks, patents, copyrights, technology, proprietary computer software and other intangible assets, properties and rights used by the Corporation or the Subsidiaries in the conduct of their respective businesses. Except as set forth on Schedule 6.10:

                        6.10.1 All of the intellectual property owned by the Corporation or the Subsidiaries is free and clear of all Liens and is not subject to any license, royalty or other agreement;

                        6.10.2 None of the intellectual property has been or is the subject of any pending or, to the Knowledge of the Principal Sellers, threatened litigation or claim of infringement; and

                        6.10.3 No license or royalty agreement to which the Corporation or a Subsidiary is a party is in breach or default

                  6.11 Contracts: Except as set forth on Schedule 6.11, the Corporation and its Subsidiaries are not a party to any contract or arrangement by which either is bound or to which any of their respective assets or properties is subject, including but not limited to contracts for:

                        6.11.1 any collective bargaining agreement;

                        6.11.2 any contract or arrangement of any kind with any employee, officer or director of the Corporation or a Subsidiary;

                        6.11.3 any contract or agreement of any nature which involves the payment or receipt of cash or other property, an unperformed commitment or goods or services, having a value in excess of $50,000.00;

                        6.11.4 any contract or arrangement pursuant to which the Corporation or a Subsidiary has made or will make loans or advances or has or will have incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another (except for the collection of contracts and negotiable instruments in connection with transactions performed in the ordinary course of the Corporation's business);

                        6.11.5 any indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of real property or personal property or agreement for financing which would obligate the Corporation or a Subsidiary for an amount in excess of $50,000.00;

                        6.11.6 any contract or arrangement involving a partnership, joint venture or other cooperative undertaking;

                        6.11.7 any contract for which the full performance thereof may extend beyond sixty (60) days from the date of this Agreement;

                        6.11.8 any contract not made in the ordinary course of business which is to be performed at or after the date of this Agreement;

                        6.11.9 any contract relating to any acquisition or disposition of the Corporation, a Subsidiary or any predecessor in interest of either;

                        6.11.10 any contract not specified above that is material to the Corporation, a Subsidiary or will have a Material Adverse Effect on the Financial Statement of the Corporation.

                  6.12 Permits: The Corporation and its Subsidiaries hold all licenses and permits necessary to conduct their respective businesses, except where failure to hold such licenses and permits would not have a Material Adverse Effect. No other permits or licenses are necessary for the lawful operation of the respective businesses of the Corporation and the Subsidiaries. Attached hereto as Schedule 6.12 is a list of all material licenses and permits held by the Corporation and Subsidiaries.

                  6.13 Insurance: Attached hereto as Schedule 6.13 is a complete list of all policies of fire, liability, workers compensation and other forms of insurance owned or held by the Corporation or a Subsidiary. The Corporation has heretofore made available to the Buyer true and accurate copies of all such policies and as of the Closing Date all of such policies shall be in full force and effect with all premiums relative thereto paid to the end of the policy period reflected in the policies. To the best Knowledge of the Principal Sellers, all policies of insurance are sufficient for compliance with the material requirements of law and of all contracts to which the Corporation or a Subsidiary is a party and are valid, outstanding and enforceable policies. Except as set forth on Schedule 6.13, neither the Corporation nor a Subsidiary has been refused any insurance with respect to its assets or operations and its coverage has not been limited by any insurance carrier to which it has applied for any insurance or with which it has carried insurance during the last three years.

                  6.14 Employment Benefit Plans and Employment Agreements:

                       6.14.1 General: Except as set forth on Schedule 6.14, neither the Corporation nor a Subsidiary is a party to or participates in or has any liability with respect to:

                              6.14.1.1 any employee welfare benefit plan or
employee pension benefit plan as those terms are respectively defined in Sections 3(1) and 3(2) of ERISA;

                              6.14.1.2 any retirement or deferred compensation
plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangement for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan, or

                              6.14.1.3 any employment agreement not terminable
on thirty (30) days notice without further liability.

                        6.14.2 Compliance With Laws; Liabilities:

                              6.14.2.1 All plans, arrangements, and agreements
comply and have been administered in form and in operation in all material respects with all requirements of Law applicable thereto and there has been no notice issued by any Governmental Authority questioning or challenging such compliance.

                              6.14.2.2 All employee pension benefit plans comply
in form and in operation with all applicable requirements of the Code.

                              6.14.2.3 None of the assets of any plan,
arrangement or agreement are invested in employer securities or employer real property.

                              6.14.2.4 There have been no prohibited
transactions with respect to any employee benefit plan and neither the Corporation nor a Subsidiary has otherwise engaged in any prohibited transactions.

                              6.14.2.5 There has been no act or omission which
has given rise to or may give rise to fines, penalties, taxes or related charges under the applicable provisions of ERISA or the Code.

                              6.14.2.6 There are no actions, suits or claims
pending or threatened involving such plans, arrangements or agreements or the assets thereof and no facts exist which could give rise to any such action, suit or claim.

                              6.14.2.7 Any plan, arrangement or agreement of the
Corporation are in compliance with all governmental rules, regulations and requirements.

                  6.15 Taxes: All Tax Returns have been filed for the Corporation and the Subsidiaries either individually or on a consolidated basis for any period required before the Closing Date. All Taxes shown as due on any Tax Returns and other filings have been paid. All Tax Returns filed through the Closing Date are true and correct and neither the Corporation nor a Subsidiary has or will have any additional liability for Taxes with respect to any Tax Return or other filing heretofore filed or which was required to be filed prior to the Closing Date unless otherwise set forth herein or described on the Corporation's Financial Statement. As of the date of executing this Agreement, neither the Corporation or a Subsidiary is under an audit or, to the Knowledge of the Principal Sellers, being investigated by any Govemmental Authority and no facts exist which would constitute grounds for the assessment of any additional Taxes by any Governmental Authority with respect to the taxable years covered in all Tax Retunns heretofore filed. All information returns required to be filed by the Corporation or a Subsidiary prior to the Closing Date have been filed and all statements required to be furnished to payee of the Corporation or a Subsidiary prior to the Closing Date have been furnished to such payees and the information set forth on such returns and statements are true and correct. After the Closing and except as otherwise provided in Section 22.2, all Tax Returns required to be filed with respect to the Corporation shall be the sole responsibility of Buyer.

                           6.15.1 The basis of all depreciable or amortizable
assets and the methods used in determining allowable depreciation or amortization (including cost recovery) deductions of the Corporation and the Subsidiaries are correct and are in compliance with the Code and the regulations thereunder.

                  6.16 No Defaults or Violations: Neither the Corporation nor any of its Subsidiaries has breached any provision of, nor is it in default under the terms of, any contract to which it is a party or under which it has any rights or by which it is bound and no other party to any such contract has breached such contract or is in default thereunder. The Corporation and its Subsidiaries are in compliance with and no violation exists under any and all laws applicable to the Corporation or the Subsidiaries. Neither the Corporation nor a Subsidiary has received notice that it is in violation of any governmental rule or regulation.

                  6.17 Litigation: Except as set forth on Schedule 6.17, there are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the Knowledge of the Principal Sellers, threatened against or affecting the Corporation or any Subsidiary or any of their respective officers, directors, employees, agents or shareholders thereof in their capacity as such or any of their respective properties or businesses and the Principal Sellers have no Knowledge of any facts or circumstances which may give rise to any of the foregoing. Except as set forth on Schedule 6.17, all of the proceedings pending against the Corporation or any Subsidiary are covered and are being defended by insurers unless otherwise disclosed. Except as disclosed on Schedule 6.17, neither the Corporation nor any Subsidiary is subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other governmental authority.

                  6.18 Bank Accounts: Schedule 6.18 sets forth the names and locations of each bank or other financial institution at which either the Corporation or a Subsidiary has an account (giving the account numbers) and the names of all persons authorized to draw thereon or have access thereto. The cash in the Corporation's bank accounts as of the Closing Date will be in an amount consistent with the Corporation's past practice

                  6.19 Ordinary Course of Business: Except as set forth on
Schedule 6.19, subsequent to the date of the Corporation's last financial statement on July 31, 1999, the Business of the Corporation and its Subsidiaries has been conducted in its ordinary course of Business and to the Knowledge of the Principal Sellers there has been no material loss of any ofthe Corporation's customers or clients which would have a Material Adverse Effect on the Corporation's future income and profitability.

          7. REPRESENTATIONS AND WARRANTIES OF BUYER AND FINANTRA: The Buyer and Finantra represent and warrant to the Sellers as of the date of this Agreement and as of the Closing Date (as if such representations and warranties were remade on the Closing Date), as follows:

                 7.1 Authority; Good Standing: The Buyer and Finantra are corporations duly organized, validly existing and in good standing under the laws of their jurisdictions of organization, with all requisite power and authority to own, lease and operate their businesses as they are now being owned, operated and conducted. The Buyer and Finantra are licensed or qualified to do business and are in good standing as foreign corporations authorized to do business in each jurisdiction where the nature of the properties owned, leased or operated by them and the businesses transacted by them require such licensing or qualification.

                  7.2 Authorizations: The Buyer and Finantra have full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Buyer and Finantra of this Agreement have been duly and validly approved by all Persons necessary and no other actions or proceedings on the part of the Buyer or Finantra are necessary to authorize the execution of this Agreement and the transactions contemplated hereby. The Buyer and Finantra have duly and validly executed and delivered this Agreement and have duly and validly executed and delivered any related agreements required hereby. This Agreement constitutes the legal, valid and binding obligations of the Buyer and Finantra and is enforceable against the Buyer and Finantra in accordance with the terms contained herein.

7.3 Consents and Approvals:

                        7.3.1 No consent, authorization or approval of, filing or registration with, or cooperation from, any governmental authority or any other person not a party to this Agreement is necessary in connection with the execution, delivery and performance by the Buyer or Finantra of this Agreement or the consummation of the transactions contemplated hereby or thereby.

                        7.3.2 The execution, delivery and performance by the Buyer or Finantra of this Agreement does not and will not (i) violate any law;
(ii) violate or conflict with any provision of its Certificate of Incorporation, By-laws, or similar organizational instruments of the Buyer or Finantra.

                  7.4 Brokers and Finders: Neither the Buyer nor Finantra has used a broker or finder in connection with the transaction contemplated hereby.

                  7.5 Financial Statements: The Buyer and Finantra have delivered to each Seller copies of their most recent year end audited balance sheet and related audited statements of income, stockholders' equity and cash flows, along with all unaudited interim financial statements for all quarters ended thereafter, but prior to the Closing Date (collectively, the "Buyer Financials"). Finantra's Annual Report on Form 10-K for the year ended December 31, 1998 and its Quarterly Reports on Form 1O-Q filed with the Securities and Exchange Commission (the "SEC") thereafter, but prior to the Closing Date, the Buyer Financials, and the information contained in any reports, statements or filings delivered to the Sellers by or on behalf of Buyer and Finantra, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading or to present fairly or truthfully the financial position of Buyer or Finantra as of the respective dates of such reports, statements or filings. The Buyer Financials have been prepared in accordance with GAAP consistently applied and present fairly the consolidated financial position, assets and liabilities of the Buyer and Finantra as of the date thereof and the revenues, expenses, results of operations and cash flows of the Buyer and Finantra for the periods covered thereby. Such financial statements are in accordance with the books and records of the Buyer and Finantra and do not reflect any transactions which are not bona fide transactions. The stockholders' equity of Finantra, as determined in accordance with GAAP, is not less than Eleven Million Five Hundred Thousand Dollars ($11,500,000.00).

                  7.6 Litigation: Except as set forth on Schedule 7.6, there are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the Knowledge of the Buyer or Finantra, threatened against or affecting the Buyer or

Finantra or any of their respective officers, directors, employees, agents or shareholders thereof in their capacity as such or any of their respective properties or businesses and the Buyer and Finantra have no Knowledge of any facts or circumstances which may give rise to any of the foregoing. Except as disclosed on Schedule 7.6, neither the Buyer nor Finantra is subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other governmental authority.

         8. COVENANTS OF SELLERS: The Sellers and Principal Sellers, as applicable, covenant with the Buyer as follows:

                   8.1 Implementation of Agreement: The Sellers shall use their best efforts to take all action required of them to fulfill their obligations under the terms of this Agreement and to facilitate the consummation of the transactions contemplated hereby. The Sellers will not sell their Shares to any Person other than the Buyer and will not take any other action which would have the effect of preventing or disabling the Sellers' performance of their obligations under this Agreement.

                  8.2 Preservation of Business: From the date of this Agreement and until the Closing Date, the Principal Sellers shall cause the Corporation and the Subsidiaries to operate only in the ordinary and usual course of business consistent with past practice and shall use their best efforts to (a) preserve intact the present business organization and personnel of the Corporation and the Subsidiaries, (b) preserve the good will and advantageous relationships of the Corporation and the Subsidiaries with customers, employees and other Persons material to the operation of their respective businesses and
(c) not permit any action or omission which would cause any of the representations or warranties of the Principal Sellers contained herein to become inaccurate or any of the covenants of the Principal Sellers to be breached. Without limiting the generality of the foregoing, neither the Corporation or a Subsidiary will, without the prior written consent of the
Buyer:

                              8.2.1 take any action or enter into or authorize
any contract or transaction other than in the ordinary course of business and consistent with past practice;

                              8.2.2 sell, transfer, convey, assign or otherwise
dispose of any assets or properties except in the ordinary course of business;

                              8.2.3 waive, release or cancel any claims against
third parties or debts owing to or any rights which have any value;

                              8.2.4 make any changes in its accounting systems,
policies, principles or practices;

                              8.2.5 enter into, authorize, or permit any
transaction with any Seller;

                              8.2.6 sell or encumber any Shares being sold to
the Buyer;

                              8.2.7 make any borrowings, incur any debt or
assume, guaranty, endorse or otherwise become liable for obligations out of the ordinary course of business or which would create additional debt in excess of Fifty Thousand Dollars ($50,000.00) arising out of any one transaction;

                              8.2.8 authorize or make any capital expenditure
which individually or in the aggregate is in excess of Fifty Thousand Dollars ($50,000.00);

                              8.2.9 agree to settle or compromise any federal,
state, local or foreign income tax liability or waive or extend the statute of limitations in respect to any such taxes or pay or agree to pay any amount in settlement or compromise of any suits or claims for liability against the Corporation, its Subsidiaries or directors, officers, employees or agents;

                              8.2.10 terminate, modify, amend or otherwise alter
or change any of the terms or provisions of any contract, or pay any amount not required by law or by any contract.

                  8.3 Consents and Approvals: The Principal Sellers shall use their best efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance of this Agreement and the consummation of the transaction required herein.

                  8.4 Maintenance of Insurance: The Principal Sellers shall cause the Corporation and its Subsidiaries to continue to carry its existing insurance and shall use commercially reasonable efforts to not allow any breach, default, termination or cancellation of such insurance policies to occur or exist.

                  8.5 Resignation of Officers and Directors: The Principal Sellers agree to cause at the time of Closing the of ficers and members of the Board of Directors of the Corporation and the Subsidiaries, if so requested by the Buyer, to render their resignation from such position effective as of the Closing.

         9. COVENANTS OF THE BUYER: The Buyer and Finantra covenant with the Sellers as follows:

                  9.1 Implementation of Agreement: The Buyer and Finantra shall use their best efforts to take all action required of them to fulfill their obligations under the terms of this Agreement and to facilitate the consummation of the transactions contemplated hereby. Neither the Buyer nor Finantra will take any action which would have the effect of preventing or disabling their performance of their obligations under this Agreement.

                  9.2 Consents and Approvals: The Buyer and Finantra shall use their best efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance of this Agreement and the consummation of the transaction required herein.

10. CERTAIN COVENANTS DURING NOTE PERIOD:

                   10.1 Cooperation in Business Operations: During the period beginning at the Closing Date and ending after the Notes are paid in full (the "Note Period"), the Buyer and the Principal Sellers hereby declare their intention to jointly and in good faith cooperate in the management and conduct of the Corporation's business, including but not limited to the day-to-day management over the Corporation's operations.

                   10.2 No Sale or Distribution: The Buyer and Finantra shall not, during the Note Period, (i) sell the capital stock of the Corporation (including by merger), (ii) without the written consent of the Sellers, which consent shall not be unreasonably withheld, sell or transfer (or cause to be sold or transferred) all or substantially all of the Corporation's assets, or
(iii) declare or pay any dividend, distribution or other payment or amount with respect to the capital stock of the Corporation; provided, however, that nothing in this Section 10.2 shall prevent Finantra from selling Finantra capital stock.

                   10.3 Sellers' Right of Access: The Sellers shall, during the Note Period, have reasonable access to and a right to copy, at the Sellers' own expense, the accounting books and records of the Buyer and Finantra.

                   10.4 Minimum Stockholders' Equity: During the Note Period, Finantra shall at all times maintain stockholders' equity, as determined in accordance with GAAP, of at least Eleven Million Five Hundred Thousand Dollars ($11,500,000.00). Failure to meet this threshold amount at all times during the Note Period shall constitute a material default under the Notes, and Finantra shall provide prompt written notice of such default to each Seller. During the Note Period, (i) each of the Buyer and Finantra shall deliver to each Seller annual and quarterly financial statements, and (ii) Finantra shall deliver to each Seller any Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed by it with the SEC.

1 1. NON-COMPETITION:

                  11.1 Unless and except expressly approved by the Buyer, each Principal Seller agrees that from and after the date of this Agreement until two
(2) years after the later of (i) the Closing Date or (ii) the date the employment of such Principal Seller by the Corporation terminates, the Principal Seller will not, directly or indirectly:

                              11.1.1 except as an officer or employee of the
Corporation or any of its Subsidiaries, engage in, control, advise, manage, serve as a director, officer, or employee of, act as a consultant to, receive any economic benefit from or exert any influence upon, any Business which conducts activities in the Territory, provided that this restriction shall not apply to any activity in connection with a Business that does not actually or potentially compete with the activities of the Corporations and its Subsidiaries;

                              11.1.2 except in connection with any duties as an
officer or employee of the Corporation or its Subsidiaries, solicit, divert or attempt to divert any party who is, or was solicited to become a customer or client of the Corporation and its Subsidiaries at any time prior to the Closing Date, provided that this restriction shall not apply to any activity on behalf of a Business that does not actually or potentially compete with the activities of the Corporation and its Subsidiaries:

                              11.1.3 employ, solicit for employment or encourage
to leave their employment any person who is an officer or employee of the Corporation and its Subsidiaries;

                              11.1.4 disturb, or attempt to disturb any business
relationship between any third party and the Corporation and/or its Subsidiaries.

For the purposes of this Section, the term "directly" or "indirectly" shall include acts or omissions as proprietor, partner, joint venturer, employer, salesman, agent, employee, officer, director, lender, owner, shareholder, or consultant.

                   11.2 In the event of actual or threatened breach of the provisions of this Section, the Buyer, in addition to any other remedies available to it for such breach or threatened breach, including the recovery of damages, shall be entitled to an injunction restraining the Principal Sellers from such conduct. If a bond is required to be posted in order for the Buyer to secure such injunction, the Parties agree that said bond need not exceed the sum of One Thousand Dollars ($ 1,000.00).

                   11.3 If at any time any of the provisions of this Section shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area or scope of activity, then this Section shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area and scope of activity, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and the holders expressly agree that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

                   11.4 The provisions of this Section shall be in addition to and not in limitation of, any other provisions contained in any other agreement restricting competition by the Principal Sellers including (without limitation) any employment agreement between the Corporation or a Subsidiary and any Principal Seller.

          12. TERMINATION OF CONSULTING AGREEMENTS: The Corporation shall, effective as of the Closing Date, terminate, rescind, cancel, and render null and void and of no further force and effect the Corporation's consulting agreements with each of McMains & Sears, Inc., Ray Wilson Enterprises and Fitness Management Corporation (the "Consulting Agreements"). The payments made to such entities in connection with the termination of the Consulting

Agreements are the sole responsibility of the Sellers and therefore will have been accounted for on the Corporation's financial statements as of the Closing Date.

          13. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE: The Buyer's obligation to close the transaction contemplated by this Agreement is subject to the following conditions being performed on or before the Closing Date:

                   13.1 The representations and warranties of the Sellers and the Principal Sellers contained herein shall be accurate, true and correct on and as of the date of this Agreement, and shall be accurate, true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

                   13.2 The Sellers and the Principal Sellers shall have performed and complied with all of their covenants, obligations and agreements contained in this Agreement to be performed and complied with by them on or prior to the Closing Date.

                   13.3 The Sellers shall have received written evidence that all consents and approvals required for the consummation of the transactions contemplated in this Agreement with respect to the Corporation and the Subsidiaries and their respective businesses have been obtained and all required filings have been made, except where the failure to obtain such consents or approvals or make such filings would not have a Material Adverse Effect.

                   13.4 A satisfactory employment agreement has been entered into between the Corporation and Chris Davis.

                   13.5 No Material Adverse Change shall have occurred and no event shall have occurred which, in the judgment of the Buyer may have a Material Adverse Effect on the financial condition or business of the Corporation and/or its Subsidiaries.

                   13.6 The Board of Directors and Shareholders of the Corporation shall have consented in writing to the transactions contemplated by this Agreement.

                   13.7 No action or proceeding by any Governmental Authority or Person shall have been instituted or threatened which could enjoin, restrain and prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

          14. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS TO CLOSE: The obligations of the Sellers under this Agreement to close are conditioned upon the following:

                   14.1 The representations and warranties of the Buyer and Finantra contained herein shall have been accurate, true and correct on and as of the date of this Agreement, and shall also be accurate, true and correct on and as of the Closing Date with the same force and effect as though made by the Buyer and Finantra on and as of the Closing Date.

                   14.2 The Buyer and Finantra shall have performed and complied with all of the covenants, obligations and agreements contained in this Agreement, to be performed and complied with by the Buyer and Finantra on or prior to the Closing Date.

                   14.3 The Buyer shall have received written evidence that all consents and approvals required for the consummation of the transactions contemplated in this Agreement with respect to the Corporation and the Subsidiaries and their respective businesses have been obtained and all required filings have been made.

                   14.4 No action or proceeding by any governmental authority or other person shall have been instituted or threatened which could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

                   14.5 The Board of Directors of Finantra and the Buyer shall have consented in writing to the transactions contemplated by this Agreement.

                   14.6 The Buyer shall have obtained the Debt from the Senior Lender.

          15. CLOSING: The Closing of this transaction shall take place at the offices of Luce, Forward, Hamilton & Scripps LLP, 600 West Broadway, Suite 2600, San Diego, California 92101, at 10:00 a.m. on October 8, 1999, or at such later date and time as the parties shall mutually agree in writing.

          16. DOCUMENTATION TO BE DELIVERED AT CLOSING: The following documentation shall be delivered by the respective Parties hereto at Closing:

                   16.1 By Sellers: At the Closing, in addition to any other documents or agreements required by this Agreement, the Sellers shall deliver to the Buyer the following:

                              16.1.1 Certificates evidencing all ofthe issued
and outstanding Shares, which certificates shall be duly endorsed in blank or accompanied by duly executed stock powers, with all signatures guaranteed;

                              16.1.2 the resignations of all officers and
directors ofthe Corporation and any Subsidiary which may be requested by the Buyer;

                              16.1.3 an estoppel letter from Bank of America,
confirming the repayment of the indebtedness secured thereby and the amount necessary to release and/or satisfy said lien;

                              16.1.4 a certificate dated as of the Closing Date
certifying the Principal Sellers' representations and warranties under this Agreement to be true and correct;

                              16.1.5 certificates of the Corporation's secretary
certifying that the Board of Directors of the Corporation has authorized the execution, delivery and performance of this Agreement and any related agreement required hereby;

                              16.1.6 Certificates of Good Standing for the
Corporation and all Subsidiaries;

                              16.1.7 Opinion of Counsel dated as of the Closing
Date by counsel for the Sellers in form and substance satisfactory to the Buyer;

                              16.1.8 Termination of authority effective as of
the Closing Date having the effect of terminating all current signatories on current bank accounts of the Corporation and its Subsidiaries together with corporate resolutions appointing signatories to the account effective as of Closing;

16.2 Bv Buyer: At the Closing, the Buyer shall deliver to the Sellers the following:

                              16.2.1 The cash required to close;

                              16.2.2 The Notes;

                              16.2.3 Security Agreement, in the form attached
hereto as Exhibit D;

                              16.2.4 Stock Pledge Agreement, in the form
attached hereto as Exhibit E:

                              16.2.5 a certificate of Buyer's secretary
certifying the resolutions of the Board of Directors of the Buyer approving this Agreement together with an incumbency and signature certificate regarding the of ficers signing on behalf of the Buyer;

                              16.2.6 an Opinion of Counsel dated as of the
Closing Date in form and substance satisfactory to the Sellers;

                              16.2.7 the Guaranty; and

                              16.2.8 a certificate dated as of the Closing Date
certifying that Finantra has satisfied the minimum stockholders' equity requirement set forth in Section 10.4.

          17. TERMINATION: This Agreement may be terminated at any time on or prior to the Closing Date as follows:

                   17.1 by the mutual consent of the Buyer and Sellers;

                   17.2 by the Buyer or Sellers, if the Closing shall not have taken place on or before October 15, 1999, provided, however, that the right to terminate this Agreement under this provision shall not be available to any Party whose failure to fulfill any obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

                   17.3 by Buyer, if there shall have been a material breach of any covenant, representation or warranty of the Sellers or the Principal Sellers hereunder or there has been a Material Adverse Change in the business or finances of the Corporation or its Subsidiaries and such breach shall not have been remedied within five (5) Business Days after receipt by the Sellers of a notice in writing from the Buyer specifying the nature of the breach and requesting such be remedied;

                   17.4 by the Sellers, if there shall have been a material breach of any covenant, representation or warranty of the Buyer or Finantra hereunder and such breach shall not have been remedied within five (5) Business Days after receipt by the Buyer of notice in writing from the Sellers specifying the breach and requesting such be remedied.

               18. INDEMNIFICATION:

                   18.1 By each Seller: Each Seller, severally and not jointly, agrees to indemnify the Buyer (including the Corporation and all Subsidiaries), its of ficers, directors, employees, agents and representatives against, and agree to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any of the following:

                            18.1.1 any breach of or any inaccuracy in any
representation or warranty made by the Seller pursuant to this Agreement; or

                            18.1.2 any breach of or failure by the Seller to
perform any covenant or obligation of the Seller required or contemplated by this Agreement or any document delivered at Closing; or

                            18.1.3 The Corporation's dispute with the Maryland
Consumer Protection Division regarding payments received by the Corporation under certain contracts it purchased from Interlink Travel Network, Inc., or the default on the Corporation's leases by Scrub-a-Club, Inc.; provided, however, that the indemnification obligations of the Sellers under this Section 18.1.3 shall be limited (i) to the extent to which the applicable Losses exceed the amount reserved on the Corporation's Financial Statements in relation to such Losses as of the Closing Date, and (ii) by the applicable provisions of and handled pursuant to Section 18.7; but provided, further, that any amount by which such reserves exceed such Losses shall be deemed an adjustment to the Purchase Price and distributed to the Sellers, in accordance with their pro rata ownership of the Shares set forth on Schedule 3, concurrently with the Buyer's final payment on the Notes. The applicable Losses and the excess by which such reserves exceed such Losses shall be determined by the Corporation as of the date 23 months following the Closing Date. Any dispute regarding such determination shall be conclusively resolved by Deloitte in accordance with GAAP. The adjustments to purchase price provided for herein shall be netted against adjustments to purchase price, if any, attributable to the provisions of
Section 4.3.

                   18.2 By Buyer: The Buyer and Finantra agree to indemnify the Sellers against and agree to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any of the following:

                           18.2.1 any breach of or any inaccuracy in any
representation or warranty made by the Buyer or Finantra pursuant to this Agreement or in any other agreement or document including, but not limited, to the information contained in the exhibits to this Agreement or delivered to the Sellers during due diligence or contained in any document or agreement delivered at Closing;

                           18.2.2 any breach of or failure by the Buyer or
Finantra to perform any covenant or obligation of the Buyer or Finantra required or contemplated by this Agreement or any document delivered at Closing.

                   18.3 Claims: Upon becoming aware of a claim for indemnification arising hereunder, the Indemnified Person shall promptly give, in accordance with the terms hereof, notice to the Indemnifying Person of such claim and the amount the Indemnified Person will be entitled to receive hereunder from the Indemnifying Person, if known should the claim be of a liquidated amount. A notice of claim shall specify the basis for such claim and shall be supported by relevant information and documentation with respect thereto. If the Indemnifying Person does not object in writing to such indemnification claim within twenty (20) business days of receiving notice thereof, the Indemnified Person shall be entitled to recover promptly from the Indemnifying Person the amount of such claim and no later objection by the Indemnifying Person shall be permitted. In the event that the Indemnifying Person shall have timely given a notice of objection in whole or in part to any notice of claim, the Indemnifying Person and the Indemnified Person shall privately attempt to resolve or compromise the claim. If the Indemnifying Person and the Indemnified Person shall have failed to resolve or compromise or agree to postpone resolution of the claim within the period of 60 days from the date the Indemnifying Person shall have mailed the notice of objection, then the claim shall be settled pursuant to Section 21.

                   18.4 Notice of Third Party Claims: Assumption of Defense: The Indemnified Person shall give prompt notice to the Indemnifying Person in accordance with the terms hereof of the assertion of any claim, or the commencement of any suit, action or proceeding by any person not a party hereto in respect of which indemnity may be sought hereunder and shall give the Indemnifying Person the right to defend such suit, action or proceeding with counsel reasonably satisfactory to the Indemnified Person. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel at its own expense, separate from counsel employed by the Indemnifying Person. If, however, the Indemnified Person reasonably determines that the representation by the

Indemnifying Person's counsel of both the indemnifying and the Indemnified Person would present such counsel with a conflict of interest, then such Indemnified Person may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and the Indemnifying Person shall pay the fees and disbursements of such separate counsel if it is ultimately determined it is responsible for such claim. Whether or not the Indemnifying Person chooses to defend or prosecute such claim, suit, action or proceeding, all of the Parties hereto shall cooperate in the defense or prosecution thereof.

                   18.5 Settlement or Compromise: Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of any kind referred to herein shall also be binding upon the Indemnifying Person and the Indemnified Person in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that no obligation, restriction or loss shall be imposed on the Indemnified Person or Indemnifying Person as the result of such settlement without its prior written consent. Each Party will give the other Party at least fifteen (15) days notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time the other Party may accept or reject such proposed settlement or compromise in its reasonable discretion.

                   18.6 Failure of Indemnifying Person to Act: In the event that the Indemnifying Person does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the Indemnified Person to defend or to participate in the defense of any such claim, suit, action or proceeding or cause the same to be done, shall not relieve the Indemnifying Person of its obligations hereunder.

                   18.7 Limitation on Sellers' Obligation to Indemnify:
Notwithstanding anything to the contrary contained in this Agreement or any subsidiary documents executed by the Parties in connection with this Agreement, the sole and exclusive post-Closing remedy of the Buyer shall be for indemnity under this Section 18. In no event shall the Sellers be liable for such indemnity unless and until the aggregate Losses exceed $200,000.00, at which point the Sellers shall be liable for all such Losses, including the $200,000.00 threshold amount; provided, however, that the $200,000.00 limitation shall not apply to (i) Losses arising from a breach of the representations and warranties in Section 6.15 (Taxes), or (ii) the Maryland Consumer Protection matter set forth in Section 18.1.3. The maximum liability of the Sellers collectively under this Section 18 shall not exceed the lesser of (i) $500,000.00 or (ii) the total remaining principal balance of the Notes, and the maximum liability of each individual Seller under this Section 18 shall not exceed the lesser of (i) $500,000.00 multiplied by such Seller's percentage ownership of the Shares as set forth on Schedule 3, or (ii) the then existing principal balance for such Seller's Note. Subject to the foregoing limitations, Buyer's sole recourse for satisfaction of indemnification obligations arising from a breach of a representation or warranty made by a Seller under Section 5 shall be to set off against the then outstanding balance due to the breaching Seller under such Seller's Note. In the event of obligations arising from a breach of a representation or warranty made by a Principal Seller under Section 6, then the Buyer's offset right may be asserted against the then existing balance of each Seller's
Note in proportion to such Seller's equity ownership interest in the Corporation as of the Closing Date, regardless of whether or not such Seller gave such representation or warranty. Amounts previously due and payable under the terms of the Note, but not yet paid on the date the indemnification claim is made, shall not be included in the "outstanding balance due under the Notes" for purposes of determining the maximum indemnification obligations of Sellers under this Section 18.7.

                  18.8 Indemnification Payment Adjustments. Any payments made under this Section 18 shall be net of related tax effects and net of insurance proceeds received or to be received by the indemnified party on account of such indemnification claim. The parties shall diligently submit claims and pursue recovery of any Losses covered or potentially covered by the past or present insurance policies of Sellers, the Corporation or Buyer, as appropriate.

          19. REPRESENTATIONS AND WARRANTIES: The representations and warranties under Sections 5, 6 and 7 of this Agreement shall survive the Closing for a period of two years; provided, however, that the representations and warranties in Section 6.15 (Taxes) shall terminate when the applicable statutes of limitations with respect to the liabilities in question expire.

          20. OFFICER AND DIRECTOR INDEMNIFICATION. After the Closing Date, the Corporation or its successors and assigns shall indemnify and hold harmless any person who was a director or officer of the Corporation at any time prior to the Closing Date and the heirs, executors and administrators of any such person, to the extent authorized or permitted by the Corporation's certificate of incorporation or by-laws or provided pursuant to the applicable state law in effect immediately prior to the Closing Date, against any liabilities, costs or expenses (including attorneys' fees) imposed upon or reasonably incurred by him or her in his or her capacity as, or arising out of his or her status as, or because of his or her having been a director or officer of the Corporation or any of its subsidiaries at any time prior to the Closing Date, provided that in each such case, such director or officer reasonably believed that he or she acted in the interest of the Corporation and did not violate his or her fiduciary duty to the Corporation; provided, however, that such indemnification shall not extend to liabilities, costs or expenses incurred as a result of a director or officer's gross negligence or willful misconduct. Such obligations shall apply to any action, suit or proceeding commenced or threatened before or after the Closing Date.

          21. DISPUTE RESOLUTION.

                  21.1 In the event of any dispute or disagreement between the Parties following the Closing as to the interpretation of any provision of this Agreement or the performance of any obligations hereunder (except those pertaining to the payment of the Notes), the matter, upon the written request of any Party, shall be referred to representatives of the Parties for decision (the "Representatives"). The Representatives shall promptly meet in a good faith effort to resolve the dispute. If the Representatives do not agree upon a decision within 30 calendar days after reference of the matter to them, each of the Parties shall be free to exercise the remedies available to it under subsection 21.2 below.

                  21.2 Any controversy, dispute or claim arising out of or relating in any way to this Agreement or the transactions arising hereunder (except those arising in connection with the payment of the Notes) which is not resolved by negotiation pursuant to subsection 21.1 above shall be settled exclusively by arbitration in San Diego County, California. Such arbitration shall be administered by the American Arbitration Association (the "AAA") in accordance with its then prevailing Commercial Arbitration Rules (except as otherwise provided herein) by one independent and impartial arbitrator who shall be selected by the Sellers and the Buyer in accordance with such Rules. The fees and expenses of the AAA and the arbitrator shall be shared equally by Buyer, on the one hand, and the Sellers, on the other hand, and advanced by them from time to time as required; provided that at the conclusion of the arbitration, the arbitrator shall award costs and expenses (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts) and interest at the Applicable Rate to the prevailing Party or Parties. The arbitrator shall permit and facilitate such discovery as the Party initiating such claim shall reasonably request. The arbitrator shall render his or her award within 90 days of the conclusion of the arbitration hearing. The arbitrator shall be expressly empowered to determine the amount of any Losses subject to indemnification hereunder in accordance with the terms and provisions of this Agreement. Notwithstanding anything to the contrary provided in this Section 21.2 and without prejudice to the above procedures, any Party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitrator is selected and available to hear such Party's request for temporary relief. The award rendered by the arbitrator shall be final and not subject to judicial review (absent manifest error), and judgment thereon may be entered in any court of competent jurisdiction. Notwithstanding anything to the contrary provided in this Section 21, the Buyer and the Sellers may elect to enforce any of the provisions of Section 11 by application to a court of competent jurisdiction for equitable or legal relief (including damages or injunctive relief) rather than pursuant to the above procedures.

22. S CORPORATION DISTRIBUTIONS; TAXES:

                  22.1 The Sellers and the Buyer acknowledge and understand that the Corporation's "S" corporation status will terminate effective as of the Closing Date. Immediately prior to the Closing, the Corporation shall declare a dividend to each Seller (the "Closing Dividend") in an amount equal to (a) that portion of the Corporation's income attributed to such Seller during the period commencing on January 1, 1999 and ending on the Closing Date (the "Short Tax Year"), less (b) the amount of any dividends declared by the Corporation and paid to such Seller during the Short Tax Year. The Closing Dividend shall be calculated and paid by the Corporation no later than one month following the Closing Date. The declaration of the Closing Dividend by the Corporation pursuant to this Section 22.1 shall not cause the Closing Date Stockholders' Equity to fall below Twelve Million One Hundred Twenty-Eight Thousand Two Hundred Eighty-One Dollars ($12,128,281).

                  22.2 Following the Closing, the Buyer and the Corporation shall provide to the Sellers' accountants, without charge, such information from the Corporation's books and records as may be reasonably necessary for the preparation of such Sellers' tax returns for the Short Tax Year (the "Short Year Tax Returns"). Each Seller shall be solely responsible for his or her own accountants fees and costs incurred in preparing such Short Year Tax Returns and any tax shown to be due thereon. All expenses of the Corporation shall be determined as if its taxable year closed on the Closing Date.

                  22.3 The Buyer shall be solely responsible for, and shall indemnify and hold harmless the Sellers against, any and all Losses arising in connection with the conversion of the Corporation's tax status from an "S" corporation to a "C" corporation (other than the costs of preparing and filing the Short Year Tax Returns), including but not limited to expenses recognized pursuant to accounting adjustments required by GAAP.

                  22.4 Certain of the Sellers are nonresidents of California. The Corporation and such Sellers have heretofore entered into agreements at the request of such nonresident Sellers pursuant to which such nonresident Sellers have executed a group nonresident return election on FTB Form 3865 or its equivalent, and pursuant thereto the Corporation prepares and files group nonresident estimated tax returns (FTB Form 540-ES or its equivalent) and group nonresident tax returns on behalf of each Nonresident Seller (FTB Form 540 NR or its equivalent). In keeping with this prior practice, the Corporation pays the taxes shown out of funds withheld from nonresident Sellers. The Buyer and the Corporation agree that the Corporation shall prepare and file a quarterly estimate group return for the calendar quarter covered by the Closing and a final group return for the year in which the Closing occurs and shall charge any tax due against the amounts next coming due to nonresident Sellers under the terms of Notes.

23. MISCELLANEOUS:

                  23.1 Further Assurances: From time to time after the Closing Date, at either Party's reasonable request and without expense to the other Party, each Party agrees to execute and deliver such other instruments and take such other action as the requesting Party may reasonably require to more effectively carry out the intent of this Agreement. The Buyer and Seller will fully cooperate with each other and their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement, including the preparation of tax returns.

                  23.2 Notices: All notices, demands and other communications required or permitted hereunder shall be in writing, addressed to the parties at their respective addresses as set forth below, or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section. All such communications shall be deemed effective upon the earliest of (i) actual delivery if delivered by personal delivery, (ii) upon the earliest to occur, if sent by certified postage prepaid mail, of three (3) days following deposit thereof in the United States mail or receipt (or refusal to accept delivery), or (iii) on the next business day after timely and proper deposit with an overnight air courier with request for next business day delivery.

  As to Finantra:                   Finantra Capital, Inc.
                                    150 S. Pine Island Road, Suite 500
                                    Plantation, FL 33324

  As to the Buyer:                  Travelers Acquisition Corporation
                                    150 S. Pine Island Road, Suite 500
                                    Plantation, FL 33324

  with copies to                    Maynard J. Hellman, Esq.
                                    150 S. Pine Island Road, Suite 500
                                    Plantation, FL 33324

  As to the Sellers:                The addresses set forth on Schedule 3

  As to the Corporation:            Travelers Investment Corporation
                                    2233 Faraday Avenue #K
                                    Carlsbad, CA 92008

  with copies to:                   Dennis J. Doucette, Esq.
                                    Luce, Forward, Hamilton & Scripps LLP
                                    600 West Broadway, Suite 2600
                                    San Diego, CA 92101

                  23.3 Expenses: The expenses incurred by the Sellers in connection with the negotiation and consummation of the transactions contemplated by this Agreement shall be paid by the Corporation, and such expenses incurred by the Buyer and Finantra shall be paid by Finantra.

                  23.4 Assianment: No Party may assign its obligations or rights under this Agreement without the written consent of the other Parties.

                  23.5 Modification: There are no other Agreements, promises or undertakings between the Parties except as specifically set forth herein. No alteration, change, modification or amendment to this Agreement shall be made except in writing and signed by the Parties hereto.

                  23.6 Severability: If any provision or paragraph of this Agreement is deemed to be unlawful or unenforceable by any court, administrative agency or statute, law or ordinance, the said provision or paragraph shall be severed from this Agreement without affecting the enforceability of the remainder of this Agreement.

                  23.7 Binding Effect: This Agreement shall be binding upon and inure to the benefit of the respective Parties, their successors and assigns, if applicable as well as to the heirs and legal representatives of the Parties hereto, if applicable.

                  23.8 Entire Agreement: This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings whether written or oral, relating to such subject matter in any way.

                  23.9 Construction: This Agreement shall be construed and enforced under the laws of the state of California.

                  23.10 Counterparts: This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which counterparts collectively shall constitute one instrument representing the Agreement between the Parties.

                  23.11 Captions and Headings: The captions and headings of each section or subsection in this Agreement are for convenience of reference only and shall in no manner or way whatsoever effect the interpretation or meaning of such section or subsection.

                  23.12 Exhibits: The exhibits attached hereto together with all documents incorporated by reference herein form an integral part of this Agreement and are hereby incorporated herein wherever reference is made to them to the same extent as if they were set out in full at the point at which such reference is made.

                  23.13 Attorney's Fees: The prevailing party in any litigation arising out of the terms of this Agreement shall be entitled to reimbursement of reasonable attorney's fees and costs at the trial and appellate court level.

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                                       31

         IN WITNESS WHEREOF, the Parties have hereunto set their hands and seals this day of October, 1999.

                              FINANTRA:

                                 FINANTRA CAPITAL, INC., a Delaware corporation

                                 By:
                                    ---------------------------
                                    Robert Press, Chairman

                              BUYER:

                                 TRAVELERS ACQUISITION CORPORATION, a Florida corporation

                                 By:
                                    ---------------------------
                                    Robert Press, Chairman

                              SELLERS:

                                    ---------------------------
                                    TONY BRADA

                                    ---------------------------
                                    LAURIE BRADA

                                    DAVIS FAMILY TRUST

                                    By:
                                       ------------------------

                                       ------------------------
                                       CHARLES HAWK

                                       ------------------------
                                       W.F. HUBNER

                  [Signature page to Stock Purchase Agreement]

                                    W.F. HUBNER VOTING TRUST FBO
                                    GLENN BARTH

                                    By:
                                       ------------------------

                                    W.F. HUBNER VOTING TRUST FBO
                                    JAMES HOPPIN

                                    By:
                                       ------------------------
                                    ALANA McMAINS

                                    ---------------------------
                                    AMBER McMAINS

                                    McMAINS CHILDREN'S TRUST

                                    By:
                                       ------------------------

                                    ---------------------------
                                    RAY SCURLOCK

                                    ---------------------------
                                    MARJORIE SCURLOCK


                                    RODNEY & INGEBORG G. SEARS
                                    FAMILY TRUST

                                    By:
                                       ------------------------

                                    ---------------------------
                                    GISELA SUTTER

                                    ---------------------------
                                    RONALD THOMPSON

                  [Signature page to Stock Purchase Agreement]

                                    EARL R. & LORI M. WILSON FAMILY
                                    TRUST

                                    By:
                                       ------------------------
                                       PERRY WILSON

                                    By:
                                       ------------------------
                                       Mary Wilson, Special Administrator of the
                                       Estate of Perry Wilson

                                    THE ROSIE LEE WILSON-CHEEVER FAMILY
                                    TRUST

                                    By:
                                       -------------------------

                                    THE SHEILA RAE WILSON FAMILY TRUST

                                    By:
                                       -------------------------

                                    WILSON TRUST DTD 3/23/95 (RAY WILSON)

                                    By:
                                       --------------------------

                             CORPORATION:

                                    TRAVELERS INVESTMENT CORPORATION, a
                                    California corporation

                                    By:
                                       --------------------------
                                       Chris Davis, President

                  [Signature page to Stock Purchase Agreement]